S&T Earnings Release -1

CONTACT: Rob Jorgenson S&T Bank rob.jorgenson@stbank.net 724.465.5448	Heather Scott Gatesman hscott@gatesmanagency.com 412.339.5147
FOR IMMEDIATE RELEASE

S&T BANCORP, INC. APPOINTS NEW MEMBER TO BOARD OF DIRECTORS
Allegheny County Airport Authority CEO Christina A. Cassotis To Assume Corporate Governance
Role With S&T Bancorp, Inc.

Indiana, Pa. - June 22, 2017 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, a full-service financial institution with assets of $7.1 billion, and locations in Pennsylvania, Ohio, and New York, has announced the appointment of Christina Cassotis, chief executive officer of the Allegheny County Airport Authority, to its board of directors.

“We are excited to have Christina join our board of directors,” said Todd D. Brice, president and chief executive officer of S&T Bank. “The management and leadership skills she has displayed throughout her career will be an asset to our organization, and will play an important role in our ongoing success.”

As CEO, Christina is responsible for the business of running Pittsburgh International Airport and Allegheny County Airport, Pittsburgh’s executive airport, which encompass a staff of 475 and annual operating budget of $198 million. Under her leadership, Air Transport World magazine named Pittsburgh International as its 2017 Airport of the Year, the first U.S. airport to garner the honor.

Christina is a frequent speaker at commercial aviation industry events worldwide, and has advised airports around the globe on economic strategy, developing business plans and working with state departments of transportation on system planning. She also serves as a member of the board for Visit Pittsburgh, and is a member of the International Aviation Womens Association. A current resident of Sewickley, Pa., Christina holds an MBA from the MIT Sloan School of Management and a bachelor’s degree from the University of Massachusetts.

For more information about S&T Bancorp or S&T Bank, visit www.stbancorp.com, or www.stbank.com.

About S&T Bancorp, Inc.
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com, www.stbank.com, and follow us on Facebook, Instagram and LinkedIn.